EXHIBIT 2.1

                              AGREEMENT TO MERGE


     This AGREEMENT TO MERGE (the "Agreement") is made and entered into this day of April, 1997 by VERSAR, lNC., a Delaware Corporation (the "Company"), in favor and for the benefit of each of the plaintiffs in James A. Skidmore, Jr., et al. v. Imperial Capital, et al., Docket No. MON-C-278-96, pending before the Superior Court of New Jersey, Monmouth County, Chancery Division (the "Plaintiffs").

     WHEREAS, the Company wishes to enter into a certain Stock Purchase Agreement between the Company as purchaser and Imperial Capital Worldwide Partners, L.P., Imperial Capital Investors Corp., Jonathan Borsuk and Harvey Borsuk as sellers (the "Stock Purchase Agreement"), and then to consummate the transaction contemplated thereby, pursuant to which the Company would acquire a majority of the common stock of Science Management Corp., a Delaware corporation ("SMC") from the other parties to the Stock Purchase Agreement (the "Imperial Parties"); and

     WHEREAS, as a condition to the obligations of the Imperial Parties to consummate such transaction, the Company is required to obtain from each of the Plaintiffs and deliver to the Imperial Parties a general release of all claims of such Plaintiff against the Imperial Parties; and

     WHEREAS, in consideration for such releases, the Company has agreed to enter into this Agreement, pursuant to which the shares of SMC common stock held by the Plaintiffs, and all other shares of SMC common stock except those held by the Company, will be converted, through a merger, into shares of the Company' s common stock in the ratio hereinafter set forth;

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees with each of the Plaintiffs as follows:

     1. The Merger. As soon as practicable following the consummation of the transactions contemplated by the Stock Purchase Agreement (the "Imperial Closing"), the Company will cause SMC to be merged with a newly formed wholly owned subsidiary of the Company ("Acquisition Sub"), with Acquisition Sub being the surviving corporation (the "Merger"). The Company will cause the Merger to be effected in accordance with all applicable corporation laws, securities laws and other laws and regulations. Pursuant to the Merger, each share of capital stock of SMC, other than the shares owned by the Company and shares owned by shareholders who validly exercise their dissenters' rights under the Delaware General Corporation Law, will be converted into .573584 shares of common stock of the Company; provided that the number of shares received by each SMC shareholder will be rounded so that each shareholder receives a whole number of shares of common stock of the Company.

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     2.    Approvals.  (a) The Company will use its best efforts to cause
(i) the Board of Directors of SMC to approve the Merger and to recommend approval of the Merger to the stockholders of SMC and (ii) a proxy statement to be prepared and submitted to the stockholders of SMC for a vote on the Merger. The Company will vote its shares of SMC common stock in favor of the Merger.

          (b) Two of the Plaintiffs, James A. Skidmore, Jr. and Marion G. Hilferty, will enter into a Lock-Up Agreement with the Company pursuant to which they will agree to vote their shares of SMC common stock in favor of the Merger, and the Plaintiffs will so vote their shares.

     3. Registration Statement. The Company shall prepare and file with the SEC as soon as reasonably practicable after the Imperial Closing a registration statement on Form S-4 under the Securities Act of 1933 (the "Securities Act") for purposes of registering the Company common stock to be issued in the Merger and the resale thereof. Such registration statement on Form S-4 and any amendment or supplements thereto are referred to herein as the "Registration Statement." The Company shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing. The Company shall also take such action as may be reasonably required to cause the shares covered by the Registration Statement to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws. The
Company covenants that the Registration Statement (i) will comply in all material respects with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder and (ii) will not at the time such document is filed with the SEC or at any time after it becomes effective under the Securities Act contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier filing with the SEC of the Registration Statement.

     4. Stock Exchange Listing. The Company shall prepare and file an application with the American Stock Exchange to list on such exchange the Company common stock issuable pursuant to the Merger effective as of the consummation of the Merger and will use commercially reasonable efforts to cause such application to be approved by such time.

     5. Resale of Shares. The Company represents that the shares of common stock of the Company issued pursuant to the Merger may be resold following the Merger pursuant to Rule 145(d) under the Securities Act and are not subject to any holding period under such Rule or under Rule 144 under the Securities Act but affiliates of SMC will be required to trade the Versar stock in accordance with the volume and manner of sale limitations of Rule 144 and comply with rules relating to the ruling of Versar stock when in the possession of non-public information.

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     6.    Call Option; Escrow Release.  The call option issued to Imperial
Capital Worldwide Partners, L.P., as provided in Article IV(A)(iii) of the Fifth Modified Plan of Reorganization, as amended, of SMC's bankruptcy proceedings, Case No. 93-34553 (SAS), shall be deemed cancelled immediately upon the acquisition of such call option by the Company pursuant to the Stock Purchase Agreement, and such call option shall not be exercised by the Company. As soon as practicable following the Imperial Closing, and in any event prior to the Merger, the Company shall cause the certificates representing the shares of SMC common stock held by the plaintiffs that are subject to the call option to be released from escrow by the escrow agent who is currently holding such certificates.

     7.    Representations.

           Corporate Acts and Proceedings. All corporate acts and proceedings required for the authorization, execution and delivery of this Agreement have been lawfully and validly taken. All corporate acts and proceedings required for the offer, issuance and delivery of the Company common stock pursuant to the Merger and the performance of the other obligations of the Company under this Agreement will have been so taken prior to the Merger or, if earlier, the performance of such other obligation.

           Changes. As of the date hereof, since December 31, 1996, no material event of the type that would be required to be disclosed in a Registration Statement under the Securities Act, a Form 10-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or applicable state securities laws that has not been disclosed in documents filed with the SEC or otherwise disclosed to the Plaintiffs in writing, has occurred.

           No Consents. Neither the execution nor the delivery by the Company of this Agreement nor the performance of its obligations hereunder require the consent, approval or action of, or any filing with or notice to, any corporation, person or firm or any public, governmental or judicial authority.

           No Violation. Neither the execution nor the delivery by the Company of this Agreement nor the performance of its obligations hereunder will: (i) result in a material breach of any term or provision of, or constitute a default under, any indenture, mortgage, lease, deed of trust of other material agreement to which the Company is a party or to which its business, properties or assets are subject; (ii) conflict with, or result in a breach of, the Certificate of Incorporation or Bylaws of the Company; or (iii) violate any statute, rule, regulations, judgment, order, writ, injunction or decree, or award of any court, administrative agency or governmental body applicable to the Company, or any of its properties, assets or outstanding shares.

           No Litigation. To the actual knowledge of the corporate officers of the Company, there is no action or proceeding which has been instituted or

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threatened before any court or other governmental body by any person or public authority seeking to restrain or prohibit or to obtain damages with respect to the execution and delivery of this Agreement or the performance of the Company's obligations hereunder.

           Broker's Commissions. No broker's or finder's fees or commission will be payable by the Company, or by the Plaintiffs as a result of acts of the Company, with respect to the transactions contemplated hereunder.

     8. Remedies. This Agreement is intended for the benefit of and to confer rights upon the Plaintiffs, and it shall be enforceable by them, or any of them, and their respective successors, assigns, heirs, executors, administrators and other personal and legal representatives. The Company acknowledges and agrees that it would be impossible to determine money damages for violations of this Agreement and that such violations will cause irreparable injury for which adequate remedy at law is not available and, therefore, this Agreement may be enforced by specific performance or injunctive relief. The Company agrees that any Plaintiff may, in his, her or its sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, the Company waives any objection or defense to the imposition of such relief. Nothing herein shall be construed to prohibit any Plaintiff from bringing any action for damages in addition to an action for specific performance or an injunction for a breach of this Agreement.

     9.    Miscellaneous.

           Entire Agreement. This Agreement, together with the "Term Sheet" executed by the Company contemporaneously herewith, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

           Assignment; Amendment. This Agreement shall not be assigned by the Company by operation of law or otherwise without the prior written consent of Plaintiffs holding a majority in interest of the SMC common stock held by the Plaintiffs. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the Company and, if such change is adverse to the Plaintiffs, by Plaintiffs holding a majority in interest of the SMC common stock held by the Plaintiffs.

           Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

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           Survival.  The representations, warranties and covenants contained herein shall survive the Merger.

           Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representatives as of the date first above written.

                                         VERSAR, INC.



                                         By:/s/ James Charles Dobbs
                                            ---------------------------
                                            Its: Vice President


     The undersigned are executing this Agreement solely for the purpose of agreeing to be bound by their respective obligations under Section 2(b) of this Agreement.


                                             /s/ James A. Skidmore, Jr.
                                             --------------------------
                                             James A. Skidmore, Jr.



                                              /s/ Marion G. Hilferty
                                              -------------------------
                                              Marion G. Hilferty

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